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                                                                 Exhibit 10.24

January 20, 1999

Mr. Bryan Dieter
142 Acorn Lane
Shelburne, VT  05482

Dear Bryan:

We are very pleased to extend an offer of employment to you for the position of Chief Information Officer, PhyMatrix. The terms are as follows:

         Base Salary:        $200,000

         Bonus Potential:    20% (based on both company and personal performance
                             metrics).

         Equity: a. 100,000 (initial grant) with 3 year vesting period. The vesting period will be accelerated with material change in control of company.

         Benefits:           Per PhyMatrix policies

         Severance:          A. One year of base compensation for termination
                             without cause; or

                             B. One year base compensation as a result of a material change in responsibilities or reporting relationships.

         Relocation:         1.  Pack and move of household goods.

                             2. Closing costs at sell end, including
                             realtors fees.

                             3. Two house hunting trips for family.

                             5. $10,000 in temporary living expenses for residence, transportation, meals, etc. Receipts for expenses need to be submitted for reimbursement.

                             5. Tax gross up for taxable relocation items.

We are very excited about the prospect of working with you and look forward to you joining our team.

Best Regards,

Michael Heffernan

I acknowledge and agree to the terms stated above.

Bryan Dieter